Inuvo, Inc. Fourth Quarter / Full Year 2017 February 7, 2018

Operator Comments:

Good day and welcome to the INUVO, Inc. 2017 Fourth Quarter and Full Year Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the INUVO fourth quarter and full year 2017 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of INUVO will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

I would like to congratulate Management on an outstanding year that included strong fourth quarter growth and profit. With that, I’d like to now turn the call over to Mr. Richard Howe, CEO of INUVO. Rich, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Valter, and thanks everyone for joining us today.

2017 was another strong year for INUVO, having now delivered a compound annual growth rate of 17% since 2014.

Leading into 2017, we had prepared for an acquisition that was strategically designed to fuel continued growth in revenue and margin while also enhancing our overall platform, which we are now calling the INUVO Exchange.

This acquisition significantly enhanced both our demand side and machine learning technologies, important components in our strategy to own the end-to-end technology foundation necessary to disintermediate smaller niche players and compete with bigger players.

The rational for this strategy is based on the maturing nature of our market, where clients are now looking to reduce the number of suppliers they work with and opting for those suppliers with the broadest and best performing product suites.

Financially, INUVO had a strong finish with fourth quarter Revenue up 21% year over year to $23.8 million dollars. This performance helped propel us into year-over-year double digit growth of 11% and 2017 Revenue of $79.6 million dollars.

We were not far off our long term $25M dollar target for the fourth quarter having opted earlier in the year to optimize slightly for adjusted gross profits at the expense of Revenue. You will no doubt recall that when we set that target 3 years ago, quarterly revenues were only $10M million dollars.

As it relates to Gross Profit, we made strong progress here both in the fourth quarter and full year. After adjusting for traffic acquisition costs, those adjusted gross profits were up 30% and 66% for the year-over-year quarter and year respectively. Traffic acquisition costs are those variable marketing operating expenses deployed to attract audiences to our portfolio of owned websites.

Further, with a current full-time headcount of about 80 at year end, INUVO, by peer group standards, remains best in class from an efficiency standpoint with $1 million dollars an employee in Revenue annually in 2017. We have 80 full time, 5 part time and 7 interns as of the end of January 2018.

Adjusted EBITDA was positive on the year at roughly $1.1 million dollars. Adjusted EBITDA in the fourth quarter was roughly $760 thousand dollars. Net Income for the year was a loss of $3.1 million dollars where $4.3 million dollars of expenses in the year came from non-cash depreciation, amortization and stock-based compensation items. We had roughly $1 million dollars’ worth of one-time costs associated with the acquisition in February.

We had a positive Net Income in the Fourth quarter of $1M million dollars, in large part due to the favorable influence of the Corporate tax changes. Going forward, and as INUVO expects to deliver more consistent Net Incomes, we would anticipate benefiting from both our Net Operating Loss Carry Forward and the reduction in corporate tax rates from 35% to 21%.

The big win in the year was the acquisition of new technology, partners, clients and employees completed in February. This business is now fully integrated into INUVO. The adjusted gross profit gains discussed earlier are in part the result of higher margins associated with the growth in that acquired business, which went from roughly $800 thousand dollars in February to $1.9M million dollars in December. The other contributor to adjusted gross profit gains comes from an overall reduction in traffic acquisition costs in the year.

In addition to the acquisition, and in preparation for growth associated with that acquisition, we took a big step towards reducing revenue concentration in 2017. We did that by building a world class sales and account management group which started with the hiring of our first chief revenue officer.

Our 2017 goal in this building effort was to hire, train and organize this team so that they would be capable of hitting the ground running in 2018. This was a significant but necessary investment for us in 2017. 23% of our Revenue in 2017 came from customers we did not have in 2016 so in this regard we have already made great progress on this initiative. We now have 15 talented people in this group.

We also opened a new office in San Jose California in 2017. We couldn’t be more pleased with how that office has grown and more importantly how well the individuals from both our California and Little Rock offices are collaborating together. A presence in California is good for relationship building with existing clients, new sales efforts and the recruitment of world class associates.

We also focused some attention on China in 2017. We had a strategy to build partnerships and relationships that could lead to Demand from Chinese Advertisers for US audiences which can be fulfilled through our IntentKey technology and services.

What we intended to prove out in 2017 is that that there was in fact Demand for our services within that market. We’ve made strong progress here and expect as a result to open an office in China in 2018 so we can begin to capitalize on these opportunities. We are exploring a location within an AdTech park located in Beijing where we have local government interest in helping out financially.

Moving back now to the business of Q4, we experienced a dramatic rise in the number of pages where we had the opportunity to make some money, growing from 6.8 billion pages in Q3 to 7.2 billion pages in Q4 giving us roughly a $3.3 dollar RPM for the Quarter, up from a $3 dollar RPM in Q3 2017.

And perhaps finally, we continue to become more and more a mobile company. We went from roughly 52% of Revenue in mobile in 2016 to over 62% in 2017.

And with that, I will now turn the call over to Wally for a more detailed reporting of financial performance for the quarter and year ended 2017.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. We reported today the results of our 2017 fourth quarter and full year financial results.

Inuvo reported revenue of $23.8 million for the quarter that ended December 31, 2017; a 20.8% increase from the $19.7 million reported in the same quarter last year. For the full year of 2017, net revenue totaled $79.6 million or 11.2% ahead of last year. Of note in the fourth quarter, we reported the highest revenue Cyber Monday in our history and the four-day period from “Black Friday”, November 24th through Cyber Monday, November 27th were the highest four days of revenue in our company’s history.

Inuvo reported a net income for the fourth quarter of 2017 of $1 million or 4¢ per diluted share compared to a net loss of $309 thousand or 1¢ per share loss in the fourth quarter of 2016.

EBITDA, adjusted for stock-based compensation expense, a non-GAAP financial measure, was $758 thousand in the quarter ended December 31, 2017; compared to $612 thousand in the same quarter of the prior year.

All Inuvo business lines increased year over year in the fourth quarter other than the Digital Publishing business. As mentioned on our last call, we have reduced marketing spend on the Digital Publishing business line and redirected resources to our higher margin advertising technology business lines. We believe longer term profitability and better shareholder value will accrue from this rebalancing.

The February 2017 acquisition and this rebalancing of revenue has also reduced the company’s concentration risk. Where our 2 largest customers represented approximately 98% of our revenue in 2016, those same two customers were 77% of total revenue in 2017 with other direct and indirect relationships making up the difference.

Today is the anniversary of the NetSeer acquisition. From this point forward, year-to-year comparisons will be on the same basis, “apples-to-apples”. The integration of the acquired business is complete, and the teams, offices and IT resources have been integrated. Overall, we incurred approximately $1 million of additional operating costs in 2017 associated with the acquisition and integration of NetSeer. As anticipated, the acquisition was accretive in the fourth quarter of 2017.

Operating expense is comprised of Marketing costs, Compensation and Selling, general & administration expense and was $12.6 million in the fourth quarter of 2017 compared to $11.9 million in the same quarter last year. For the full year of 2017, Operating Expenses were $47.1 million, a decrease of 7.6% compared to last year, entirely due to lower marketing costs.

Marketing costs, also referred to TAC or traffic acquisition costs, are the primary costs associated with creating an audience for our digital publishing operations. Marketing costs were $7.5 million in the fourth quarter of 2017, a $1.3 million decrease from the same quarter in 2016. As previously mentioned, the lower spend is our decision to curtail investments in lower margin properties and redirect resources and focus towards scalable higher margin business lines.

Compensation expense increased by $1.3 million to $3.1 million in the fourth quarter of 2017 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll cost. At December 31, 2017, we had 89 full- and part-time employees; a year earlier we had 72 full- and part-time employees. The increase in head count is primarily a function of the February 2017 acquisition. We do not expect quarterly compensation expense to increase in 2018.

S,G&A or Selling, general & administration expense was $2.0 million in the fourth quarter of 2017 compared to $1.2 million in the same quarter in the prior year. The higher expense in the fourth quarter this year is primarily due to the higher costs associated with operating the newly acquired business, which included higher IT costs by $341 thousand and higher depreciation & amortization expense by $239 thousand. In coming quarters, we expect S, G & A expense to decrease as the full impact of cost synergies from the acquisition are realized.

Net interest expense was $105 thousand in the fourth quarter of 2017, compared to $28 thousand in the fourth quarter of last year due to having a higher average outstanding balance on our revolver along with a 100-basis point higher rate. The interest rate averaged 5.25% during the quarter.

As Rich mentioned, we recorded a one-time tax benefit in the fourth quarter of 2017 due to the passing of the Tax Cuts and Jobs Act in December 2017. The new law reduced corporate income tax rates from 35% to 21%. As a result, the deferred tax assets and liabilities recorded in the consolidated balance sheet were reevaluated at the new tax rates. Both the deferred tax assets and the deferred tax liabilities were reduced. The decrease in the deferred tax liability resulted in the one-time tax benefit of $1.5 million or 5¢ per diluted share.

Our balance sheet at December 31, 2017, had cash and cash equivalents of $4.1 million and a $4.9 million outstanding balance on our bank revolving credit line. The revolver has a total commitment of $10 million with availability dependent upon our accounts receivable. At December 31, 2017, we had additional credit availability under the line of $3.7 million.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks, Wally.

We had another strong year in 2017 and a particularly strong Q4. We feel like we now have a business that can be scaled without material additions of new technology or infrastructure. If we consider more acquisitions in the future, those acquisitions will be explored more on the merits of their Demand or Supply relationships than their technology.

Our core INUVO Exchange platform will most certainly require continual advancements designed to improve yield for Publishers and to meet the changing needs of Advertisers but at this point in our evolution we see growth coming more as a result of direct sales to advertisers and publishers combined with additional demand side business development partnerships. You should also see us enter video advertising in 2018 having positioned for this in Q4 of 2017. Video advertising margins have tended to be higher than in other forms of online advertising.

While the first quarter of a new fiscal year has historically been volatile for INUVO, January has come out strong with revenue of roughly $7.7 million dollars, up nearly 37% year -over-year. Without the acquisition, our January year-over-year revenue grew 22%.

We are expecting another strong year with double digit growth and positive adjusted EBITDA which should be inline or better than in 2017. We should have greater visibility to 2018’s growth rate following the first quarter, which has typically been our lowest quarter seasonally.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in INUVO and look forward to reporting progress over the coming quarters.